March 2009

Nomura Asset Management Hong Kong Limited

Code of Ethics

The primary responsibility of Nomura Asset Management Hong Kong Limited (“NAMHK”) as an investment adviser is to render to its clients on a professional basis unbiased and continuous advice regarding their investments. As an investment adviser to U.S. registered investment companies (the “US Funds”) and other clients (collectively referred to as “clients”), NAMHK has a fiduciary relationship with all of its clients, which means that it has an absolute duty of undivided loyalty, fairness and good faith toward its clients and fund shareholders and a corresponding obligation to refrain from taking any action or seeking any benefit for itself which would, or which would appear to, prejudice the rights of any client or fund shareholder or conflict with his or her best interests. Please remember that a conflict of interest (or the appearance of a conflict of interest) can arise even if there is no financial loss to NAMHK or to any NAMHK client, and regardless of the motivation of the employee involved.

The potential for conflicts of interest is apparent with respect to personal securities transactions, but conflicts of interest can arise in a variety of situations. The rules contained in this Code of Ethics (the “Code”) are designed to minimize conflicts of interest and to avoid appearances of impropriety. As a result, all employees and members of their immediate families are required to adhere carefully to the elements of the Code that are applicable to them. Compliance with NAMHK’s Code is a condition of your employment. The sanctions that may result from violations of the Code, which can include fines and/or dismissal, are outlined below.

Compliance with the Code and interpretation of its requirements is the responsibility of the NAMHK Compliance Department (the “Compliance Department”). If you have questions about whether a conflict of interest exists in a particular situation, please contact the Compliance Department.

Industry standards pertaining to matters such as personal securities trading can change over time, and NAMHK is committed to maintaining high ethical standards for itself and its employees. Therefore, NAMHK reserves the right to change any or all of the requirements of the Code from time to time, as NAMHK deems necessary or appropriate. NAMHK also reserves the right, when in its judgment particular circumstances warrant, to impose more stringent requirements on particular employees or on all employees generally or to grant exceptions to the requirements of the Code in circumstances in which it believes an exception is warranted.

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Section 1: Definitions

“Access Person”:

Means any director, officer or employee of NAMHK (1) who has access to nonpublic information regarding any clients’ Securities transactions or Securities holdings, or (2) who is involved in making Securities recommendations to clients , or has access to such recommendations that are nonpublic. For purposes of the definition of Access Person, “advisory person” is defined to include any natural person who is an employee of a company in a control relationship with NAMHK (other than a company whose code of ethics has been approved by the Board of Directors of each U.S. registered investment company) who obtains information concerning recommendations made to a registered investment company with regard to the purchase or sale of Securities).

“Automatic Investment Plan”:

Means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership”:

You are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect Pecuniary Interest in such Securities.

You have a Pecuniary Interest in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. Therefore, you would be considered to have Beneficial Ownership in any Security that is held by you, or by others for your benefit (such as custodians, trustees, executors, etc.); held by you as a trustee for members of your immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship); or held in the name of your spouse, or minor children, or any relative of yours or of your spouse (including an adult child) who is sharing your home, whether or not you supervise such investments. You will also be considered to have Beneficial Ownership of any Security for which you have a contract, understanding, relationship, agreement, or other arrangement that gives you, or any person described above, a present or future direct or indirect benefit substantially equivalent to an ownership interest in that Security. For example, you would have Beneficial Ownership of the following:

1)	A Security held by a partnership in which you are a partner.

2)	A Security held by a limited liability company in which you are a manager or member.

3)	A Security held by an investment club in which you are a member.

There is the presumption that you can exert some measure of influence or control over accounts in which you serve as guardian, executor or trustee for individuals that are not considered members of your immediate family, but this presumption may be rebutted if you certify in writing (and annually, re-certify, as applicable) that you have no such control or influence.

“Investment Personnel”:

Investment Personnel means any Member of staff of NAMHK (or of a controlling company, other than a company whose code of ethics has been approved by the Board of Directors of each U.S. registered investment company):

(a) who in their regular functions or duties make or participate in investment decisions, or obtain such information, prior to buying or selling investments on behalf of a client, including a U.S client;

(b) whose functions relate to the making of any recommendations with respect to buying or selling of securities for a client, including a U.S. client,

or any persons over whom they exercise control and influence.

Investment Personnel would normally include all Members of staff under the Portfolio Management and Trading Departments of NAMHK, including but not limited to traders, research analysts, and portfolio managers. Since Investment Personnel occupy a comparably sensitive position, additional rules outlined herein apply to such individuals.

“Member of staff”:

Means all executive directors, full time and part time staff of NAMHK, contracted staff, staff on secondment from other companies and staff seconded to other Nomura group companies.

All Members of staff in NAMHK are classified as Access Persons in this Code.

“Securities”:

Securities means any note, stock, treasury stock, loan stock, security future, bill, bond, note, debenture, convertible bond, warrant bond, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, warrant, any securities of any kind whatsoever (including but not limited to any derivatives, structured products, exchange traded funds), collective investment schemes in which NAMHK serves as the manager or adviser, or any of the foregoing.

“Pending Buy or Sell Order”

Means when an order or a recommendation of an order to purchase or sell Securities for a client, including a U.S. client has been made and communicated by a portfolio manager to the trading department, and when the portfolio manager is planning to place such order or to make such recommendation.

“Securities Transactions”:

Means a Member of staff’s purchases or sales of Securities, including investments in an Initial Public Offering (“IPO”) or private placement. For purposes of this Code, the term “Personal Securities Transactions” includes transactions for accounts in which the Member of staff has Beneficial Ownership.

Section 2: General Fiduciary Principles

The Code is designed to ensure that our Member of staff’s conduct is at all times consistent with our fiduciary obligations to our clients, and with industry and regulatory standards for investment managers.

The fundamental principles underlying NAMHK’S Code are as follows:

1.	The interests of our clients must always come first;

2.	Our personal securities transactions must be conducted in such a manner as to be consistent with the Code;

3.	Both actual and potential conflicts of interest must be avoided at all times;

4.	Even if our clients are not harmed, we cannot take inappropriate advantage of our position as fiduciaries;

5.	We must preserve the confidentiality of our clients’ security holdings and transactions, financial circumstances and other client information that we have obtained within the scope of the manager-client relationship;

6.	Our independence in the investment decision-making process is paramount. Accordingly, we cannot participate in any business relationship or accept gifts that could reasonably be expected to affect our independence, objectivity, or loyalty to clients.

The reputation of the Nomura Group must not be put at risk in any investment transaction by any staff. Action that may be harmful to the Group’s reputation or could give rise to criticism is expressly forbidden.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Member of staff from liability for personal trading or other conduct that violates a fiduciary duty to clients.

Section 3: Standards of Conduct

The Code sets forth certain minimum standards of conduct that must be observed by all Members of staff. Care should be taken by Members of staff to avoid personal dealing interfering with the proper performance of their employment duties.

A.	Compliance with Laws, Rules and Regulations

Member of staff must comply with applicable Hong Kong SFC regulatory requirements1, U.S. federal securities laws2 and applicable foreign laws, rules and regulations. As part of this requirement, a Member of staff is not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

(1)	To defraud a client in any manner;

(2)	To mislead a client, including by making a statement that omits material facts;

(3)	To engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon a client; and

(4)	To engage in any manipulative practice with respect to securities, including price manipulation.

[1]	Hong Kong Securities and Futures Commission regulatory requirements include relevant clauses under Securities and Futures Ordinance, Fund Manager Code of Conduct and relevant guidelines, circulars etc. issued by the SFC.

[2]	U.S. federal securities laws mean Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

B.	Confidentiality

Members of staff must be constantly concerned with the need to exercise care in handling confidential information regarding the firm’s activities. The duty to exercise confidentiality applies not only when you are employed by the firm, but also after you cease employment with the firm.

(1)	Information about a client’s account is confidential (includes transaction and holdings information) and must not be disclosed to unauthorized persons.

(2)	No Member of staff should discuss with or otherwise inform others of any actual or contemplated security transaction by a client or NAMHK except in performance of his or her job function.

(3)	Any item of information that comes into your possession and which is not already in the public domain should be treated with rigorous confidentiality. No Member of staff should release information to broker-dealers of others (except to those involved in the transaction) as to any investment portfolio changes, proposed or in process, except in conjunction with a regular report to a client.

On an exceptional basis (e.g. enforced by law) or when it is clearly in the interests of the client, information can be released to certain other parties when expressly allowed by the law or authorized by appropriate senior management and / or consented to in writing by the client.

C.	Protection of Corporate Assets

All Members of staff are responsible for taking measures to ensure that NAMHK’s assets are properly protected. This responsibility not only applies to our business facilities, equipment and supplies, but also to intangible assets such as proprietary research or marketing information, corporate trademarks and service marks, and copyrights.

Section 4: Personal Dealing Policy

All Members of staff of NAMHK are permitted to undertake Securities Transactions for their personal accounts. However, at all times, the interests of clients must take priority over a staff member’s personal trading. The requirements described in this Section apply to all Members of staff of NAMHK. For Members of staff on secondment from other companies or other Nomura Group companies, they may be subject to stricter requirements under their own companies’ personal dealing policy.

A.	Prohibited Transactions

(1)	A Member of staff may not buy or sell an investment on a day when NAMHK has a Pending Buy or Sell Order in the same investment until after that order is executed or withdrawn.

(2)	A Member of staff may not buy or sell an investment for his/her personal account within 1 trading day before and after a client has traded in that investment.

For an Investment Personnel, the blackout period is extended to 7 calendar days before and after the investment.

(3)	A Member of staff may not buy or sell an investment for his/her personal account within 1 trading day before and after a recommendation on that investment is made or proposed by NAMHK.

For an Investment Personnel, the blackout period is extended to 7 calendar days before and after the investment.

(4)	Cross trades between a Member of staff and clients are strictly prohibited.

(5)	Short-selling of any Securities recommended by NAMHK for purchase on behalf of a client is prohibited.

(6)	Sale of Securities that were purchased within the past three months.

(7)	No Member of staff shall engage in transactions which constitute, a direct or indirect, in margin trading, futures trading or options trading. Personal dealings shall not be made for the purpose of speculation.

(8)	An Investment Personnel is prohibited from participating in initial public offers available to clients of NAMHK or its connected persons and should not use their positions to gain access to initial public offers for themselves or for the benefit of others.

(9)	No Member of staff shall engage in trades identical to those of a client of NAMHK.

(10)	No Member of staff shall delay settlement of personal transactions beyond the normal settlement time for the relevant market.

(11)	No Member of staff shall engage a personal dealing in any investment which is shown on the restricted list.

(12)	No Member of staff should engage a personal dealing in any investment with respect to which any information has been obtained in the course of or in connection with his/her employment unless this information is generally available to the public. Dealing on rumours is strongly discouraged as staff may subsequently have difficulty in explaining their actions to a regulatory authority or NAMHK.

B.	Pre-Clearance Requirements

(1)	All Members of staff must submit requests and complete Staff Dealing Approval Request Form (“Form A-8”) prior to any Personal Securities Transaction involving Securities or any private placement offering or any initial public offering of Securities.

(2)	All pre-clearance requests are endorsed by Director of Investment and approved by the Managing Director and Head of Compliance (“HOC”) of NAMHK before any Securities orders are placed.

(3)	Pre-approval from other NAM offices is required if any personal dealing in any investment which is shown on the NAMHK Securities Pre-approval List.

(4)	For staff seconded from other companies e.g. NAM Tokyo or NRI, besides complying with the requirements under this Code, they are reminded that they should also follow their staff dealing policy of their companies when they intend to trade through their securities accounts.

(5)	For the purpose of this section, such approval is valid only for the day authorization is given under point (2) and / or (3) above. If the approval is given after the market is closed, it is valid for the next trading day.

(6)	For the purpose of this section, the following transactions are exempted for pre-clearance:

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Purchases that are part of an automatic investment plan, including dividend reinvestment plans. This includes stock purchases of Nomura Holdings, Inc. through Nomura Asset Management Co., Ltd.’s stock ownership equity accumulating system, provided that one is unable to flexibly change the amount of investment and decide the transaction timing.

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Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of such Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

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Purchase or sale of collective investment schemes that are not managed or advised by NAMHK and/or are not on the restricted list as amended from time to time do not need prior approval. However, Members of staff must follow the Reporting Requirements below.

(7)	Personal dealing should be for investment purposes rather than short term trading or speculation. A minimum holding period of three months is required for all personal investments unless prior written approval is given for an earlier disposal by the Managing Director and Head of Compliance;

(8)	On a case by case basis, a special approval may be granted by the Managing Director and / or Head of Compliance of NAMHK.

C.	Brokerage Accounts

(1)	Brokerage account includes securities account which is maintained by a Member of staff or by any person in which he/she has Beneficial Ownership.

(2)	Members of staff must complete the Brokerage Accounts Application Form (“Form A-14”) and obtain approval from Managing Director and Head of Compliance of NAMHK before a brokerage account can be opened.

(3)	The applicant must provide sufficient as well as all pertinent information to enable Compliance Department to assess the application. Such information will include, but is not limited to, the name of the broker and the reason for opening a brokerage account.

(4)	Permission to open a brokerage account may be granted subject to the conditions that:

(a)	the broker agrees to provide any contract note/ any confirmation / any document of execution of an instruction to Compliance Department of NAMHK directly;

(b)	the broker agrees to submit a monthly and / or other periodic statement relating to the brokerage account(s) to Compliance Department of NAMHK directly; and

(c)	any other conditions as the Managing Director or Head of Compliance thinks appropriate.

(5)	Compliance Department will deal with the application on a case-by-case basis. Whether or not such an account will be permitted is entirely at the absolute discretion of Managing Director and/ or Head of Compliance of NAMHK.

(6)	For brokerage account(s) already established prior to joining NAMHK, Members of staff are required to submit the Form A-14 for Managing Director and Head of Compliance’s approval and record.

(7)	Referring to the clause 6 above, if the application cannot fulfill the requirements under this Section, the applicant should close the brokerage account(s) within 1 month.

(8)	If Members of staff’s brokerage account(s) is closed, they should inform Compliance Department in writing immediately, together with the evidence and the reasons of account closure.

D.	Reporting Requirements

1)	Quarterly Transaction Report

(a)

Every Member of staff should report to the Compliance Department, within 10 calendar days after each calendar quarter end (i.e. 10th of January, April, July and October), all Securities Transactions in which he or she had, or as a result of the transaction acquired, any direct or indirect beneficial ownership during the prior quarter. This includes transactions that are not handled by a broker, dealer, bank or any other institution (e.g., transactions effected directly with the issuer of Securities).

(b)	Note that transactions effected pursuant to an Automatic Investment Plan are not required to be reported. However, any transaction that overrides the preset schedule or allocation of the Automatic Investment Plan must be included in a quarterly transaction report.

(c)	A report must be filed for every quarter even if you had no reportable transactions in that quarter.

(d)	The report must contain the following information.

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The date of the transaction, the name of Securities, the code of Securities or the exchange ticker symbol or CUSIP/SEDOL number, the number of shares and the principal amount of each security involved and as applicable, interest rate and maturity date;

•	The nature of the transaction (i.e., purchase, sale, bonus shares, scrip dividend);

•	The price at which the transaction was effected;

•	The name of the broker, dealer, bank or other institution with or through whom the transaction was effected, if applicable;

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With respect to any account established by the Members of staff and by other person in which he has direct or indirect beneficial ownership during the quarter, the report must contain (i), the name of the broker, dealer, bank or other institution and (ii) the date the account was established.

•	The date that the report is submitted by the Members of staff.

(e)	Monthly statements and / or other periodic statement of all brokerage accounts for the quarter concerned should have been sent directly by the broker(s) to the Compliance Department for verification purposes. Compliance Department will follow up with those Members of staff whose broker(s) do(es) not provide the relevant statements. It is the Member of staff’s own liability and at his / her own costs to request the broker to re-send the relevant statements to Compliance Department.

Initial and Annual Holdings Reports

a)	Within 10 calendar days of commencement of employment, a Member of staff must disclose to the Compliance Department all Securities and investment funds holdings, together with supporting documents e.g. monthly statements from his / her broker account as an evidence of the reported holdings. This includes Securities that are not held in an account maintained by a broker, dealer, bank or any other institution. (e.g. Securities on hand or physical scrip)

b)	All Members of staff must submit to the Compliance Department an annual holdings report prior to 15th February of each year.

c)	These holdings reports must contain the information listed below and must reflect holdings as of a date no more than 45 days before the report is submitted. All Securities holdings under his/ her name and any Securities holdings in which he /she has Beneficial Ownership should be included in these holding reports.

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The name of Securities, type of Securities and as applicable, the code of Securities or the exchange ticker symbol or CUSIP/SEDOL number, interest rate and maturity date, quantity, and the principal amount of each security involved;

•	The name of any broker, dealer or bank with whom the Members of staff maintains an account in which any Securities were held for the direct or indirect benefit of the Member of staff; and

•	The date that the report is submitted by the Member of staff.

•	Any statement(s) of broker account(s) being as an evidence to support the information provided above.

Review of Transactions and Holding Reports

All Securities transactions reports and holding reports will be reviewed by appropriate management or appropriate Compliance personnel according to procedures established by the Compliance Department.

E.	Other Rules

1)	NAMHK will not grant credit to any Member of staff or to any associate of such Member of staff if the purpose of the credit is to enable the Member of staff or associates or such other connected persons to purchase or subscribe for securities.

2)	NAMHK will announce procedures, including audit trail procedures, from time to time which are intended to distinguish personal transactions for Member of staff from other transactions, and to ensure that such transactions are properly approved. All Members of staff shall comply with such procedures.

F.	Disciplinary Procedures upon Serious Violation

1)	Member of staff must recognize that a serious violation of the policy on personal dealing may result, at a minimum, in immediate dismissal. In addition, Members of staff should be aware that violations could lead to regulatory enforcement action resulting in suspension or expulsion from the securities business, fines and penalties, and imprisonment.

2)	The procedures set forth to address violations of the policy on personal dealing are as follows:

(i)	on the first offence, violators will be notified by e-mail that they have breached the policy and will be required to comply immediately. A record of this violation will be kept by the Head of Compliance;

(ii)	on the second offence, an additional notification will be sent to the violator and the Managing Director. The Head of Compliance will arrange a conference with the violator and the Managing Director to discuss the requirements of the policy. The Head of Compliance will keep a record of the second notification and the issues discussed at the meeting. The violator will receive a warning letter after the meeting;

(iii)	on the third offence, a final notification will be sent to the violator, and the Managing Director. This notification could lead to disciplinary actions described above.

3)	Members of staff should note that all violations will be taken into account when evaluating their performance.

4)	The Head of Compliance understands that there could be reasonable explanations for breaches of the policy and so all factors will be considered when such breaches are evaluated.

Section 5: Insider Trading

Various local and foreign laws prohibit the misuse of confidential non-public information. Accordingly, NAMHK has developed an insider trading policy which defines insider trading, as well as offers guidance on steps employees must tale when they believe they are in possession of material non-public information. Violations of this policy can lead to job termination and could expose both you and the firm to criminal and civil liability.

Members of staff may not transaction in a security while in possession of material, non-public information relating to the issuer of the security. This prohibition applies to trading on behalf of client accounts, personal accounts and accounts in which Members of staff have Beneficial Ownership. In addition, Members of staff may not convey material non-public information about publicly traded issuers to others outside the company. The firm’s Insider Trading Policy can be found in the NAMHK’s Compliance Manual.

Section 6: Reporting Apparent Violations of the Code

NAMHK believes that maintaining a strong compliance culture is in the best interest of the firm and its clients, in that it helps both to maintain client and employee confidence, and to avoid the costs (both reputational and monetary) associated with compliance violations. While reducing compliance violations to a minimum is our goal, realistically speaking, violations may occur from time to time. When violations occur, it is important that they are dealt with immediately by the appropriate members of the organization. Members of staff are required to report apparent compliance violations promptly to the firm’s Compliance Department. If the Head of Compliance is unavailable, violations may be reported to NAMHK’s Managing Director (note that, in this case, the Managing Director is required to also report the violation to the Head of Compliance). Violations that go unreported have the potential to cause far more damage than violations that are addressed immediately upon discovery.

Reports of apparent compliance violations will be treated confidentially to the fullest extent possible. In no event will the firm tolerate retaliation against persons who report apparent compliance violations. We realize that Members of staff lack the training to distinguish actual from apparent compliance violations, and accordingly, the fact that a reported incident proves, after investigation, not to have involved a compliance violation will not result in any sanction against the reporter, provided that the report was made in good faith.

Section 7: Written Acknowledgments

A.	Certification of Receipt

The Compliance Department will distribute the Code and any amendments thereon, to all Members of staff. You are required to provide a written acknowledgment of your receipt of the Code and any amendments by completing the acknowledgment form attached to the Code.

B.	Annual Certification of Compliance

You must certify annually that you (a) have read and understand the Code; (b) complied with the principles and requirements of the Code; and (c) disclosed or reported all transactions required to be disclosed or reported under the Code.

Section 8: Reporting to the Boards of Directors of the U.S. Registered Investment Companies

Any material amendment to the Code shall be subject to the approval by the Boards of Directors of the U.S. registered investment companies within six months after adoption of any material change. In addition, on at least an annual basis, Nomura Asset Management U.S.A. Inc. shall provide each such Board with a written report that:

1)	Describes issues that arose during the preceding year under the Code, including without limitation on information about any material violations of the Code and any sanctions imposed with respect to such violations; and

2)	Certifies to each such Board that NAMHK has adopted procedures reasonably necessary to prevent Members of staff from violating the Code.

March 2009

Section 9: Record Keeping

The Compliance Department is responsible for ensuring the following record keeping requirements are met:

1)	A copy of the Code, and any NAMHK code of ethics that was in effect within the past five years, must be maintained in an easily accessible place;

2)	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years;

3)	A list of all persons who, within the last five years have been required to make reports pursuant to this Code, or who were required to view these reports; and

4)	A copy of each report and approvals filed pursuant to this Code must be maintained for at least five years, two years in an easily assessable place.

Section 10: Compliance Procedures

The Compliance Department has established compliance and review procedures to ensure Members of staff are meeting the requirements of the Code. These procedures, and amendments made to them, do not require the approval of the directors of the U. S. registered investment companies.

Section 11: Compliance with the Code

Compliance with this Code and the principles and standards described herein is a condition of your employment. A violation of this Code or its principles may be cause for disciplinary action by NAMHK, including termination of employment. Other disciplinary actions can include warnings and periods of “probation” during which all personal investment activities (except for specifically approved liquidation of current positions) are prohibited.

Moreover, you should be aware that failure to comply with certain elements of the Code may constitute a violation of local or foreign securities laws, and may subject you and the firm to a wide range of criminal and/or civil liability. Violations or potential violations of the Code may be reported to local or foreign regulatory authorities, such as the Securities and Futures Commission in Hong Kong and United States Securities and Exchange Commission.

NOMURA ASSET MANAGEMENT HONG KONG LIMITED

CODE OF ETHICS

CERTIFICATION OF RECEIPT

I hereby acknowledge that I have received and read the Nomura Asset Management Hong Kong Limited (“NAMHK”) Code of Ethics. I understand and agree that as a Member of staff of NAMHK, I am subject to and will abide by their provisions and all amendments thereto. I further undertake to obey the rules of any regulatory body with which NAMHK may be required to comply either directly or indirectly prevailing from time to time and any addition, amendment or replacement that is set out in any written notice which is subsequently given to me. I understand that failure to follow such policies and procedures can result in disciplinary action by my employer as well as possible civil and criminal penalties.

Signature	Date

Print Name

PLEASE RETURN THIS FORM TO THE COMPLIANCE DEPARTMENT